Exhibit 99.1

Pulse Electronics Corporation Reports First Quarter Results

Notable Improvements in Gross Margin and Non-GAAP Operating Profit

SAN DIEGO--(BUSINESS WIRE)--May 7, 2013--Pulse Electronics Corporation (NYSE:PULS), a leading provider of electronic components, today reported results for its first quarter ended March 29, 2013.

First Quarter Highlights

  Net sales were $84.8 million, down 9.9% from $94.1 million in the prior-year quarter, and down 6.2% from $90.4 million in the fourth quarter, in line with industry trends.
  Operating profit (U.S. GAAP) was $1.0 million compared with a loss of $2.1 million in the prior-year quarter and a loss of $4.6 million in the fourth quarter.
  Non-GAAP operating profit was $1.6 million, compared with a loss of $0.2 million in the prior-year quarter and a profit of $1.3 million in the fourth quarter. (See Schedule A for a reconciliation of U.S. GAAP results to non-GAAP measures.)
  Gross profit margin was 23.8% compared with 19.5% in the prior-year quarter and 21.8% in the fourth quarter.

CEO Comments

“This quarter’s results continue to demonstrate our ongoing progress in improving the operational performance of the company,” said Pulse Chairman and Chief Executive Officer Ralph Faison. “Although the industry environment remained challenging, we exceeded our non-GAAP operating guidance on revenue that was within our guidance range but lower both year over year and sequentially. As a result of two years of major restructuring and reengineering, we began to realize notable gross profit margin improvement last quarter that continued this quarter, as gross profit margins increased nicely. We have substantially lowered our breakeven point and further stabilization and improvement in gross margin is a key objective for Pulse in 2013. We stand poised to continue to deliver improved operating profit when markets recover to more normal demand levels.”

First Quarter Operating Performance

Net sales were $84.8 million compared with $94.1 million in the prior-year quarter, in line with ongoing economic and industry weakness plus lower industry demand for wireless products. Sequentially, consolidated net sales declined 6.2 percent compared with fourth quarter net sales of $90.4 million mainly due to reduced strength of smartphone demand and normal first quarter seasonal softness and the effects of Chinese New Year.

Cost of sales decreased 14.7 percent to $64.6 million from $75.7 million in the prior-year quarter. The company’s gross profit margin was 23.8 percent compared with 19.5 percent in the prior-year quarter and 21.8 percent in the fourth quarter. The higher gross profit margin compared to the prior year reflects the favorable effects of manufacturing plant consolidations and other cost reduction programs and resulting operational efficiencies. The sequential improvement in gross margin was due mainly to improved product mix in wireless and continued favorable effects of cost reduction programs.

Operating expenses were $19.2 million, essentially flat from $19.0 million in the first quarter of 2012, as the company maintained sustained scrutiny over all discretionary spending. Operating expenses were also flat compared to the fourth quarter.

Operating profit (U.S. GAAP) was $1.0 million compared with a loss of $2.1 million in the prior-year quarter. Non-GAAP operating profit was $1.6 million compared with a loss of $0.2 million in the prior-year quarter and a profit of $1.3 million in the fourth quarter.

The company had $25.4 million of cash and cash equivalents at March 29, 2013 compared with $31.5 million at December 28, 2012. The decrease in cash mainly reflects refinancing transaction fees and expenses and working capital needs.

Second Quarter 2013 Outlook

“As we look to the second quarter, recent order patterns indicate revenue should achieve typical seasonal growth while at the same time we anticipate some additional improvement in wireless demand,” said Mr. Faison. “We believe that somewhat higher volumes and continuation of the favorable gross margin trends we saw in the first quarter will help to offset increasing costs at our manufacturing facilities, resulting in non-GAAP operating profit similar to that of the first quarter.”

The company expects second quarter 2013 net sales to range from $85 million to $91 million and non-GAAP operating profit to range from breakeven to a profit of $2 million.

Conference Call

Pulse management will conduct a conference call at 5 p.m. Eastern (2 p.m. Pacific) today. The conference call will be available via telephone and the Internet. The dial-in number is 1-800-860-2442 (international 1-412-858-4600). A link to the earnings press release, the Internet web cast and a slide presentation that will accompany management’s prepared remarks will be available on the “Investor Information” section of the company’s web site www.pulseelectronics.com for two weeks.

About Pulse Electronics Corporation

Pulse Electronics is the electronic components partner that helps customers build the next great product by providing the needed technical solutions. Pulse Electronics has a long operating history of innovation in magnetics, antennas and connectors, as well as the ability to ramp quickly into high-quality, high-volume production. The company serves the wireless and wireline communications, power management, military/aerospace and automotive industries. Pulse Electronics is a participating member of the IEEE, SFF, OIF, HDBaseT Alliance, CommNexus, and MoCA. Visit the Pulse Electronics website at www.pulseelectronics.com.

Safe Harbor

This press release contains statements, including projections of future business objectives and financial results, that are "forward-looking" within the meaning of the Private Securities Litigation Reform Act of 1995 and involve a number of risks and uncertainties. These forward-looking statements are based on the company's current information and expectations. There can be no assurance these forward-looking statements, including, without limitation, the company’s results for the first quarter, will be achieved. Factors that may cause expected results or anticipated events or circumstances discussed in this press release to not occur or to differ from expected results include: general conditions in the capital markets; general economic conditions; and the company’s ability to maintain adequate liquidity to operate its business. Actual results may differ materially due to the risk factors listed from time to time in the company's SEC reports including, but not limited to, those discussed in its Current Reports on Form 8-K, Quarterly Reports on Form 10-Q and Annual Reports on Form 10-K. All such risk factors are incorporated herein by reference as though set forth in full. The company undertakes no obligation to update any forward looking statement.

Non-GAAP Rationale

Non-GAAP operating profit or loss (operating profit or loss according to accounting principles generally accepted in the United States excluding pre-tax severance, impairment and other associated costs; pre-tax non-cash stock-based compensation expenses; and other pre-tax adjustments as described in the applicable period), non-GAAP diluted earnings (loss) per share (net earnings (loss) per share from continuing operations according to principles generally accepted in the United States excluding after-tax severance, impairment and other associated costs; after-tax non-cash stock-based compensation expenses; and other after-tax adjustments as described in the applicable period) and adjusted EBITDA (net earnings attributable to Pulse Electronics Corporation plus net earnings from discontinued operations and non-controlling interest, excluding income taxes; depreciation and amortization; interest expense/income; non-cash stock-based compensation expenses; other expense/income; and severance, impairment and other associated costs; and other adjustments as described in the applicable period), are not measures of performance under accounting principles generally accepted in the United States. Non-GAAP operating profit or loss, non-GAAP diluted earnings (loss) per share and adjusted EBITDA should not be considered a substitute for, and an investor should also consider, net income, operating profit, cash flow from operations, and other measures of performance as defined by accounting principles generally accepted in the United States as indicators of the company’s profitability or liquidity. Non-GAAP operating profit (loss) and non-GAAP diluted earnings (loss) per share are often used by the company’s shareholders and analysts as additional measures of its operating performance. Adjusted EBITDA is often used by the company’s shareholders and analysts as an indicator of a company’s ability to service debt and fund capital expenditures. The company believes these non-GAAP measures enhance a reader’s understanding of the company’s financial condition, results of operations, and cash flow because they are unaffected by capital structure and, therefore, enable investors to compare its operating performance to that of other companies. The company understands that its presentation of non-GAAP operating profit (loss), non-GAAP diluted earnings (loss) per share and adjusted EBITDA may not be comparable to other similarly titled captions of other companies due to differences in the method of calculation.

Based on discussions with investors and analysts, the company believes that a reader’s understanding of the company’s operating performance is enhanced by references to these non-GAAP measures. Removing charges for severance, impairment and other associated costs; non-cash stock-based compensation expenses; and other adjustments may facilitate comparisons of operating performance among financial periods and peer companies. These charges may result from facility closures, the exit of a product line, production relocations and capacity reductions, and / or restructuring of overhead and operating expenses to enhance or maintain profitability in an increasingly competitive environment. Removing non-cash stock-based compensation expenses facilitates comparisons of the company’s operating performance with that of other companies with differing compensation structures and with the company’s performance in periods during which its own compensation structure may have been different. Impairment charges, debt restructuring and related costs, legal reserve charges, and costs related to an unsolicited takeover attempt are not part of the normal operating expense structure of the relevant business in the period in which the charge is recorded.

Copyright © 2013 Pulse Electronics Corporation. All rights reserved. All brand names and trademarks are properties of their respective holders.

CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(in thousands, except per-share data)
	Three Months Ended
	3/29/13	3/30/12

Net sales	$84,806	$94,135
Cost of sales	64,625	75,737
Gross profit	20,181	18,398
Operating expenses	19,174	18,993
Severance, impairment and other associated costs	19	1,537
Legal reserve	38	-
Operating profit (loss)	950	(2,132)

Interest expense, net	(5,114)	(2,593)
Other (expense) income, net	(2,532)	1,079
Loss before income taxes	(6,696)	(3,646)
Income tax expense	(434)	(657)
Net loss	(7,130)	(4,303)
Less: Net loss attributable to non-controlling interest	(14)	(197)
Net loss attributable to Pulse Electronics Corporation	(7,116)	(4,106)

Basic shares outstanding	79,573	41,422
Basic loss per share	(0.09)	(0.10)

Diluted shares outstanding	79,573	41,422
Diluted loss per share	(0.09)	(0.10)

AMOUNTS ATTRIBUTABLE TO PULSE ELECTRONICS CORPORATION:

Net loss attributable to Pulse Electronics Corporation	$(7,116)	$(4,106)

BUSINESS SEGMENT INFORMATION (UNAUDITED)
(in thousands)
	Three Months Ended
	3/29/2013	3/30/2012
Net Sales
Network	$35,831	$38,754
Power	27,585	31,690
Wireless	21,390	23,691
Total net sales	84,806	94,135

Operating profit (loss)
Network	1,332	(873)
Power	1,169	2,332
Wireless	(1,494)	(2,054)
Operating profit (loss) excluding severance, impairment and other associated costs, and legal reserve costs	1,007	(595)
Severance, impairment and other associated costs	19	1,537
Legal reserve	38	-
Operating profit (loss)	$950	$(2,132)

FINANCIAL POSITION (UNAUDITED)
(in thousands)	3/29/2013	12/28/2012

Cash and cash equivalents	$25,438	$31,475
Accounts receivable, net	61,115	62,957
Inventory, net	30,150	31,434
Prepaid expenses and other current assets	18,075	21,500
Net property, plant and equipment	28,736	29,406
Other assets	16,407	11,826
Total assets	179,921	188,598

Accounts payable	$61,798	$65,883
Accrued expenses and other current liabilities	34,108	44,197
Warrant liability	-	12,175
Long-term debt	102,196	96,753
Other long-term liabilities	17,581	19,134
Total liabilities	215,683	238,142
Total deficit	(35,762)	(49,544)

Total liabilities and deficit	$179,921	$188,598

Shares outstanding	79,473	79,473

Schedule A
NON-GAAP MEASURES (UNAUDITED) (in thousands, except per-share amounts)

1. Adjusted EBITDA

	Quarter Ended
	3/29/13	3/30/12

Net loss attributable to Pulse Electronics Corporation	$(7,116)	$(4,106)
Non-controlling interest	14	197
Income tax expense	434	657
Interest expense, net	5,114	2,593
Non-cash stock-based compensation expenses	579	407
Depreciation and amortization	1,749	1,942
Other expense (income), net	2,532	(1,079)
Severance, impairment and other associated costs	19	1,537
Legal reserve	38	-
Adjusted EBITDA	3,363	2,148

2. Net (loss) earnings per diluted share excluding severance, impairment and other associated costs, legal reserve costs, and non-cash stock-based compensation expenses and other adjustments

	Quarter Ended
	3/29/13	3/30/12

Net loss per diluted share	$(0.09)	$(0.10)
After-tax severance, impairment and other associated costs, per share	0.00	0.04
After-tax non-cash stock-based compensation expenses, per share	0.01	0.01
After-tax legal reserve, per share	0.00	-
Net loss per diluted share excluding severance, impairment and other associated costs, legal reserve costs, non-cash stock-based compensation expenses and other adjustments	(0.08)	(0.05)

3. Operating profit (loss) excluding severance, impairment and other associated costs, legal reserve costs, non-cash stock-based compensation expenses and other adjustments

	Quarter Ended
	3/29/13	3/30/12

Operating profit (loss)	$950	$(2,132)
Pre-tax severance, impairment and other associated costs	19	1,537
Pre-tax non-cash stock-based compensation expenses	579	407
Pre-tax legal reserve	38	-
Operating profit (loss) excluding severance, impairment and other associated costs, legal reserve costs, non-cash stock-based compensation expenses and other adjustments	1,586	(188)

CONTACT:
Pulse Electronics Corporation
Drew A. Moyer
Senior Vice President, Chief Financial Officer
858-674-8268
dmoyer@pulseelectronics.com